Exhibit (e)(13)
MERIDIAN GOLD COMPANY
SUPPLEMENTAL RETIREMENT PLAN — PART A
Amended and Restated Effective January 1, 2005

MERIDIAN GOLD COMPANY
SUPPLEMENTAL RETIREMENT PLAN — PART A
Article I
The Plan
     1.1 Establishment of the Plan. Meridian Gold Company (the “Company”) hereby establishes a supplemental retirement plan, to be known as the “Meridian Gold Company Supplemental Retirement Plan — Part A,” for the benefit of certain Employees of the Company and its Affiliates (“Plan A”). The predecessor to Plan A, known as the “Meridian Gold Company Supplemental Retirement Plan” (the “Predecessor Plan”), was amended and restated effective as of January 1, 2005 as two separate plans: Plan A and the “Meridian Gold Company Supplemental Retirement Plan — Part B” (“Plan B”).
     1.2 Applicability of Plan. The provisions of Plan A are applicable only to Employees who had a vested accrued benefit under the Predecessor Plan as of December 31,2004.
     1.3 Purpose of Plan A and Plan B. The purpose of Plan A and Plan B is to enable Members to receive the retirement benefits to which such Members would be entitled under the Meridian Gold Company Employees Retirement Plan but for the limitations of Code sections 401(a)(17) and 415. Plan B was adopted, effective as of January 1, 2005, to conform the Predecessor Plan to the requirements of Code section 409A with respect to amounts deferred on or after January 1, 2005. Plan A was adopted, effective January 1, 2005, to “grandfather” all compensation deferred under the Predecessor Plan prior to January 1, 2005 and shall be administered and interpreted in a manner consistent with that intent.
     1.4 Nonqualified Plan. Plan A is intended to be an unfunded deferred compensation plan for a select group of highly compensated Employees and is not intended to be a qualified plan under Code section 401 (a). All benefits payable under Plan A shall be paid from the general assets of the Company, and Members and Beneficiaries shall not have any greater rights to such assets than other general creditors of the Company; provided, however, that if a Change in Control of Meridian Gold, Inc. (as defined in Section 7.9) occurs, then the provisions of Section 7.9 shall apply with respect to the benefits payable under Plan A.

Article II
Definitions
     2.1 Definitions. Whenever used in Plan A, the following terms shall have the meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended the term is capitalized. If a capitalized term is not defined below, it shall have the meaning set forth in the Qualified Plan.
          (a) “Actuarial Equivalent” means the actuarial equivalent value of an applicable form of benefit distribution, subject to the actuarial assumptions set forth in the Qualified Plan.
          (b) “Affiliate” has the meaning assigned to that term by Rule 405 of Regulation C adopted under the Securities Act of 1933.
          (c) “Beneficiary” means the person or persons, natural or otherwise, so designated in writing by the Member on a form provided for this purpose, or the Member’s estate if no such written designation is made.
          (d) “Cause” means any of the following: (1) repeated refusal to obey written directions of the Board of Directors of the Company or a superior officer (so long as such directions do not involve illegal or immoral acts); (2) acts of substance abuse which are materially injurious to the Company or its Affiliates; (3) fraud or dishonesty that is materially injurious to the Company or its Affiliates; (4) commission of a criminal offense involving money or other property of the Company or its Affiliates (excluding any traffic violations or similar violations); or (5) commission of a criminal offense that constitutes a felony in the jurisdiction in which the offense is committed.
          (e) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
          (f) “Early Retirement Date” means the first day of the calendar month coincident with or next following the date of the Member’s retirement from the employ of the Company and its Affiliates at any time within ten years prior to the Member’s Norman Retirement Date.
          (g) “Employee” means any person who is employed by the Company or its Affiliates.
          (h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (i) “Material Modification” means a material modification, within the meaning of Proposed Treasury Regulations section 1.409A-6(a)(4) or superseding guidance, of Plan A or the Predecessor Plan with respect to compensation earned and vested before January 1, 2005.
          (j) “Member” means an individual: (1) who was both a participant in the Predecessor Plan and an active Employee on December 31, 2004; (2) who attained age 55 on or before December 31, 2004; and (3) who has a vested right to a supplemental retirement benefit under Plan A.
          (k) “Normal Retirement Date” means the first day of the calendar month coincident with or next following the date on which the Member attains 65 years of age.
          (l) “Plan A” means this Meridian Gold Company Supplemental Retirement Plan — Part A, as amended from time to time.
          (m) “Plan Administrator” means the Company, except to the extent that such responsibility has been allocated or delegated in or pursuant to any other provision of Plan A or by action of the Board of Directors of the Company.
          (n) “Plan B” means the Meridian Gold Company Supplemental Retirement Plan — Part B, as amended from time to time.
          (o) “Predecessor Plan” means the Meridian Gold Company Supplemental Retirement Plan, as in effect on October 3, 2004.
          (p) “Qualified Plan” means the Meridian Gold Company Employees Retirement Plan, as amended from time to time.
     2.2 Gender and Number. Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and the neuter pronoun, and the singular shall include the plural.
Article III
Participation
[removed]
Article IV
Supplemental Retirement Benefit
     4.1 Supplemental Retirement Benefit under Plan A. A Member’s supplemental retirement benefit under Plan A payable at his Normal Retirement Date or at or after his Early Retirement Date is the lesser of:

          (a) the supplemental retirement benefit to which he would have been entitled under Article IV of the Predecessor Plan, had it continued in effect; and
          (b) the present value of the amount to which the Member would have been entitled under Article IV of the Predecessor Plan if the Member had voluntarily terminated services without cause on December 31, 2004, and received a payment of the benefits with the maximum value available from the Predecessor Plan on the earliest possible date allowed under the Predecessor Plan to receive a payment of benefits following the termination of services. Such present value shall be determined by reference to the terms of the Predecessor Plan and the Qualified Plan (including applicable limits under the Code) as in effect on October 3, 2004, without regard to any further services rendered by the Member after December 31, 2004, or any other events affecting the amount of or the entitlement to benefits (other than a participant election with respect to the time or form of an available benefit). The Member’s benefit under this clause (b) shall include the increase, due solely to the passage of time, in the present value of the future payments to which the Member has obtained a legally binding right, the present value of which constituted the amounts deferred under the Predecessor Plan before January 1, 2005.
     4.2 Applicable Provisions of Predecessor Plan. The following provisions of Article IV of the Predecessor Plan are relevant to the determination of a Member’s supplemental retirement benefit under Plan A and are reproduced here for convenience:
          (a) Normal Supplemental Retirement Benefit under Section 4.1 of Predecessor Plan. A Member’s supplemental retirement benefit payable at his Norman Retirement Date under the Predecessor Plan was the Actuarial Equivalent of the excess of:
                    (i) his Accrued Benefit calculated under the Qualified Plan, without talking into consideration the limitations imposed by Code sections 401(a)(17) and 415, over
                    (ii) his Accrued Benefit calculated under the Qualified Plan taking into consideration the limitations imposed by Code sections 401(a)(17) and 415.
          (b) Early Supplemental Retirement Benefit under Section 4.2 of Predecessor Plan. A Member’s supplemental retirement benefit payable at or after Early Retirement Date under the Predecessor Plan was the Actuarial Equivalent of the monthly retirement income calculated in the manner specified in Section 4.1 of the Predecessor Plan, reduced by the factors specified under the Qualified Plan according to the age of the Member on the date the supplemental retirement benefit commences to be paid.
          (c) Forfeiture of Supplemental Retirement Benefit under Section 4.3 of Predecessor Plan. If a Member resigned from the employment of the Company and its Affiliates before his Early Retirement Date, or if a Member was dismissed from employment with the Company and its Affiliates for Cause (as defined in Section 2.1(d)) at any time, he forfeited all rights to receive any supplemental retirement benefit under the Predecessor Plan.
     4.3 Forfeiture of Supplemental Retirement Benefit. If a Member is dismissed from employment with the Company and its Affiliates for Cause (as defined in Section 2.1(d)) at any time, he will forfeit all rights to receive any supplemental retirement benefit under Plan A.
     4.4 Date of Benefit Calculation. The supplemental retirement benefit under this Plan A shall be calculated as of the date of payment; provided, however, that the supplemental retirement benefit calculated under this Plan A shall not exceed the supplemental retirement benefit calculated for a Member on the date the Member ceased to be an Employee of the Company and its Affiliates.
     4.5 Form and Timing of Benefit Payments. Benefit payments under this Article IV shall commence on the Member’s Annuity Starting Date under the Qualified Plan. All benefits shall be paid in the form of a single lump sum payment. If a Member dies before his Annuity Starting date under the Qualified Plan, no supplemental retirement benefit shall be paid with respect to such Member except to the extent provided under Section 5.1. If a Member dies after his Annuity Starting Date under the Qualified Plan and before payment of his supplemental retirement benefit under this Plan A, then the entire supplemental retirement benefit of such Member under this Plan A shall be paid in a single lump sum payment to the Member’s Beneficiary.
     4.6 Grandfathered Status. The provisions of this Article IV shall be interpreted in accordance with Proposed Treasury Regulations section 1.409A-6(a)(3) or superseding guidance so that no Material Modification shall be deemed to occur and no amount shall be includable in gross income of a Member under Code section 409A(a)(l). Any amount to which a Member or Beneficiary may have been entitled under the terms of the Predecessor Plan when Plan A was adopted that cannot be provided under Plan A because of the foregoing limitation shall be provided as a benefit under Plan B, in accordance with the terms and conditions of Plan B.
Article V
Preretirement Spouse’s Benefit
     5.1 Amount of Benefit. If a Member dies before his Annuity Starting Date under the Qualified Plan and after he is fully vested under the Qualified Plan, the Member’s spouse, if any, shall be entitled to a benefit under this Article V if the Member and such spouse had been continuously married for at least one year as of the date of the Member’s death. The eligible spouse will receive a single lump sum payment calculated as follows. First, the Member’s accrued benefit under this Plan A shall be calculated in the manner prescribed by Section 4.1. Next, a qualified joint and survivor annuity (as defined in the Qualified Plan) that is the Actuarial Equivalent of the accrued benefit under this Plan A shall be calculated. Then, the Actuarial Equivalent of a monthly stream of payments of the following amount and duration shall be calculated. The amount shall be 50 percent of the monthly amount that would have been payable to the Member under the qualified joint and survivor annuity had the Member terminated employment on the day before his death and his Annuity Starting Date under the Qualified Plan was to occur on the later of his death or the date the Member would attain age 55. The duration shall be the life expectancy of the eligible spouse, calculated under the actuarial assumptions of the Qualified Plan as of the date on which the benefit payment is to commence under Section 5.2, below. In no case, however, shall the benefit paid to a Member’s spouse under Plan A exceed the amount of compensation deferred under the Predecessor Plan prior to January 1, 2005 (i.e., the present value on the date of payment of the Member’s accrued benefit as of December 31, 2004).
     5.2 Commencement of Benefit. An eligible spouse’s benefit will be payable as a single lump sum in the same manner as described in Section 4.5 and will commence on the same date as the preretirement spouse’s benefit payable under the Qualified Plan.
     5.3 Grandfathered Status. The provisions of this Article V shall be interpreted in accordance with Proposed Treasury Regulations section 1.409A-6(a)(3) or superseding guidance so that no Material Modification shall be deemed to occur and no amount shall be includable in gross income of a Member under Code section 409A(a)(1). Any amount to which a Member or Beneficiary may have been entitled under the terms of the Predecessor Plan when Plan A was adopted that cannot be provided under Plan A because of the foregoing limitation shall be provided as a benefit under Plan B, in accordance with the terms and conditions of Plan B.
Article VI
ADMINISTRATION
     6.1 Plan Administrator. The Company shall be the Plan Administrator, responsible for the operation and administration of Plan A and for carrying out the provisions of Plan A, except to the extent that such responsibility has been allocated or delegated in or pursuant to any other provision of this Plan A or by action of the Board of Directors of the Company.
     6.2 Plan Administrator’s Duties. In administering Plan A, the Plan Administrator shall have powers, rights and duties similar to and consistent with the plan administrator’s duties set forth in the Qualified Plan.
     6.3 Manner of Action. The Plan Administrator may act in any manner permitted of the plan administrator under the Qualified Plan.
     6.4 Records. All resolutions, proceedings, acts, and determinations of the Plan Administrator shall be recorded, and all such records, together with such documents and instruments as may be necessary for the administration of Plan A, shall be preserved. All other plan records shall be maintained by the Plan Administrator and shall accurately disclose the accrued benefit of each Member.
     6.5 Information Required for Plan Administrator. The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator considers necessary or desirable to perform its duties with respect to plan administration. The records of the Company as to an Employee’s or Member’s period or periods of employment, termination of employment and the reason therefor, leaves of absence, reemployment, and compensation will be conclusive on all persons. Members and other persons entitled to benefits under Plan A shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable for the Plan Administrator to perform his duties with respect to plan administration.
     6.6 Decision of Plan Administrator Final. Subject to applicable law and Section 6.7, any interpretation of the provisions of Plan A and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account of such error as the Plan Administrator considers equitable and practicable.
     6.7 Claims Procedure. The Company shall maintain a reasonable procedure for the filing of claims (requests for benefits) by a Member consistent with the procedure established under the Qualified Plan.
     6.8 Plan Administrator’s Expenses. All costs, charges and expenses reasonably incurred by the Plan Administrator will be paid by the Company.
     6.9. Interested Plan Administrator. No Member who has been delegated responsibility as Plan Administrator or serves on a committee responsible for plan administration may decide or determine any matter or question concerning his specific benefits unless such decision or determination could be made by him under Plan A if he had not been delegated such responsibility or served on such committee.
     6.10 Indemnification. To the extent permitted by law, no person (including the Company, a trustee, any present or former member of a committee responsible for plan administration, and any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of Plan A. To the extent permitted by law, each present or former director, officer or employee of the Company to whom the Plan Administrator or the Company has delegated any portion of its responsibilities under Plan A shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to Plan A) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of Plan A, including all expenses reasonably incurred in their defense if the Company fails to provide such defense.
     6.11 No Enlargement of Employee Rights. Nothing contained in Plan A shall be deemed to give any Employee the right to be retained in the service of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge or retire any Employee at any time.
     6.12 Notice of Address and Missing Persons. Each person entitled to benefits under Plan A must file with the Plan Administrator, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of Plan A and neither the Plan Administrator nor the Company shall be obliged to search for or ascertain his whereabouts. In the event that such person cannot be located, the Plan Administrator may direct that payment of such benefit with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Member or Beneficiary prior to termination of Plan A, the benefits shall be paid in accordance with Articles IV and V.
Article VII
Miscellaneous
     7.1 Amendment and Termination. The Company reserves the right to alter, amend, modify, revoke, or terminate Plan A, provided that such action does not constitute a Material Modification. No amendment shall decrease the supplemental retirement benefit of a Member to the extent that such supplemental retirement benefit has accrued as of the date of the amendment. While the Company contemplates carrying out the provisions of Plan A indefinitely, the company shall not be under any obligation or liability whatsoever to maintain Plan A for any particular period of time.
     7.2 Incompetency. Every person receiving or claiming benefits under Plan A shall be conclusively presumed to be mentally competent and of age until the Plan Administrator receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of such person’s estate has been appointed. In the event that the Plan Administrator finds that any person to whom a benefit is payable under Plan A is unable to properly care for such person’s affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother, or a sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment.
     In the event a guardian or conservator of the estate of any person receiving or claiming benefits under Plan A shall be appointed by a court of competent jurisdiction,

payments shall be made to such guardian or conservator, provided that proper proof of appointment if furnished in a form and manner suitable to the Plan Administrator.
     To the extent permitted by law, any payment made under the provision of this Section 7.2 shall be a complete discharge of liability under Plan A.
     7.3 Nonalienation. No benefit under Plan A shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, until such payment has been actually received by the person entitled to it. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of the same shall be void.
     Further, not benefit under Plan A shall, in any manner, be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit; provided, however, that the Company may apply part of a benefit otherwise payable to a payee toward such payee’s indebtedness to the Company if such part is less than ten percent of the benefit otherwise payable.
     7.4 Applicable Law. To the extent not preempted by ERISA, Plan A shall be governed by, and administered and construed according to, the laws of the State of Nevada and of the United States of America.
     7.5 Severability. If a provision of this Plan A shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of Plan A and Plan A shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan A.
     7.6 Notice. Any notice or filing required or permitted to be given to the Company under Plan A shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company. Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Member shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     7.7 Costs of the Plan. All costs of implementing and administering Plan A shall be borne by the Company.
     7.8 Successors. All obligations of the Company under Plan A shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     7.9 Source of Payments. This Plan A is unfunded, and the Company will make plan benefit payments solely on a current disbursement basis, except as otherwise provided in this Section 7.9. If a Change in Control of Meridian Gold, Inc. (which is the parent of the Company and which is referred to in this Section 7.9 as the “Parent”) occurs, then the Company shall, within thirty days after the occurrence of the Change in Control, establish a trust in the form of the Trust Agreement Under the Meridian Gold Company Supplemental Retirement Plan attached to this Plan A, and transfer to such trust an amount of cash equal to the Actuarial Equivalent of the Members’ supplemental retirement benefits under this Plan A, as determined by the actuary for the Qualified Plan. The Company shall thereafter contribute to the trust on an annual basis such additional amounts, if any, determined by the actuary for the Qualified Plan to be necessary to keep the amount held in the trust equal to the Actuarial Equivalent of the Members’ supplemental retirement benefits under this Plan A. Such annual payments to the trust shall cease when the Members’ supplemental retirement benefits under this Plan A have been fully paid. The Company may, in its sole discretion, establish and contribute to such a trust prior to the occurrence of a Change in Control. Notwithstanding the foregoing provisions of this Section 7.9, the Company shall make no transfer or contribution to any trust if such action would cause any Member or Beneficiary to be treated as receiving a transfer of property for purposes of Code section 83 by virtue of Code section 409A(b).
     For purposes of this Section 7.9, a Change in Control of the Parent shall mean any of the following: (a) a sale, transfer, or other disposition of all or substantially all of the property or assets of the Parent, other than to an Affiliate of the Parent; (b) a merger or consolidation of the Parent other than with an Affiliate of the Parent; or (c) any change in the holding, direct or indirect of shares in the capital of the Parent as a result of which a person, or a group of persons acting jointly or in concert, or persons associated or affiliated with any such person or group within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934 (Federal) are in a position to exercise effective control of the Parent, provided that for the purposes of this Plan A a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares in the capital of the Parent which may be cast to elect directors of the Parent shall be deemed to be in a position to exercise effective control of the Parent, and further provided that at the time of such acquisition, no other person or group of persons shall hold securities entitled to more than 30% of such votes.
     7.10 Counterparts. This Plan A has been established by the Company and may be executed in any number of counterparts, each of which shall be considered as the original, and no requirements to produce another counterpart shall exist.

     7.11 Withholding Taxes. The Company and its Affiliates may withhold from a Member’s compensation and from any payment under this Plan A any taxes required to be withheld with respect to contributions or benefits under this Plan A.

Meridian Gold Company
Attest:

By:	By:	B. J. Kennedy, Trustee

Title:	Title:

Attest by: Peter C. Dougherty, Trustee
Edward C. Dowling, CEO Designate
Darrin L. Rohr, Trustee